Exhibit 4.1

EXECUTION VERSION

Merck Sharp & Dohme Corp., formerly known as Merck & Co., Inc.,

Schering Corporation,

Merck & Co., Inc., formerly known as Schering-Plough Corporation, as a Guarantor

and

U.S. BANK TRUST NATIONAL ASSOCIATION,

as Trustee

(as successor to Morgan Guaranty Trust Company of New York)

Third Supplemental Indenture

Dated as of May 1, 2012

to

Indenture

Dated as of April 1, 1991

SUPPLEMENTAL INDENTURE, dated as of May 1, 2012 (the “Supplemental Indenture”) among MERCK SHARP & DOHME CORP., formerly known as Merck & Co., Inc., a corporation duly organized and existing under the laws of the State of New Jersey (the “Company”), having its principal office at One Merck Drive, Whitehouse Station, New Jersey 08889, MERCK & CO., INC., formerly known as Schering-Plough Corporation, a corporation duly organized and existing under the laws of the State of New Jersey (the “Guarantor”), having its principal office at One Merck Drive, Whitehouse Station, New Jersey 08889 and SCHERING CORPORATION, a corporation duly organized and existing under the laws of the State of New Jersey, having its principal office at One Merck Drive, Whitehouse Station, New Jersey 08889 (the “Surviving Corporation”), and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States (as successor to Morgan Guaranty Trust Company of New York), as Trustee (the “Trustee”).

R E C I T A L S:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of April 1, 1991, as supplemented by the First Supplemental Indenture dated as of October 1, 1997 between the Company and the Trustee and the Second Supplemental Indenture dated as of November 3, 2009 between the Company, the Guarantor, and the Trustee (as supplemented, the “Indenture”). All terms used in this Supplemental Indenture which are defined in the Indenture shall have the same meanings assigned to them in the Indenture.

WHEREAS, there have previously been issued and are now outstanding under the Indenture, the following series of Securities: the Company’s 4.375% Notes due 2013, the Company’s 4.75% Notes due 2015, the Company’s 4.000% Notes due 2015, the Company’s 5.000% Notes due 2019, the Company’s 6.3% debentures due 2026, the Company’s 6.4% debentures due 2028, the Company’s 5.95% debentures due 2028, the Company’s 5 3/4% Notes due 2036, the Company’s 5.76% Notes due 2037, the Company’s 5.850% Notes due 2039, the Company’s floating rate notes due November 27, 2040, the Company’s floating rate notes due December 21, 2040, the Company’s floating rate notes due December 27, 2040, the Company’s floating rate notes due February 6, 2041, the Company’s floating rate notes due June 21, 2041, the Company’s floating rate notes due July 18, 2041, the Company’s floating rate notes due December 21, 2041, the Company’s floating rate notes due November 28, 2041, the Company’s floating rate notes due August 22, 2042, the Company’s floating rate notes due February 18, 2043, and the Company’s floating rate notes due February 12, 2044 (collectively, the “Notes”).

WHEREAS, the Company is to be merged with and into Surviving Corporation on the date of this Supplemental Indenture (the “Merger”), with the Surviving Corporation being the surviving Person following the Merger.

WHEREAS, Section 801(1) of the Indenture requires that the Surviving Corporation expressly assume, by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and puncutal payment of the principal of and any premium and interest on all the Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed.

WHEREAS, Section 901(1) of the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes.

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel pursuant to Section 903 of the Indenture stating that the execution of this Supplemental Indenture is authorized or permitted by the Indenture.

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Successor Corporation, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises and the covenants contained in this Supplemental Indenture, the parties hereto hereby agree for the equal and proportionate benefit of all Holders of the Notes as follows:

SECTION 1. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Indenture.

SECTION 2. The Surviving Corporation hereby assumes the due and puncutal payment of the principal of and any premium and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed.

SECTION 3. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

SECTION 4. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes of each series, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

SECTION 6. This Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, the Indenture shall continue in full force and effect.

SECTION 7. This Supplemental Indenture may be executed in any number of counterparts, each of which as so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 8. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 9. This Supplemental Indenture shall be effective and operative concurrently with the completion of the Merger.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

MERCK SHARP & DOHME CORP., FORMERLY KNOWN AS MERCK & CO., INC.

By:	/s/ Mark E. McDonough
Mark E. McDonough
Vice President and Treasurer

Attest:

/s/ Katie Fedosz
Katie Fedosz
Assistant Secretary

SCHERING CORPORATION

By:	/s/ Mark E. McDonough
Mark E. McDonough
Vice President and Treasurer

Attest:

/s/ Katie Fedosz
Katie Fedosz
Assistant Secretary

Acknowledged:
MERCK & CO., INC, FORMERLY KNOWN AS SCHERING-PLOUGH CORPORATION, as Guarantor

By:	/s/ Mark E. McDonough
Mark E. McDonough
Vice President and Treasurer

/s/ Katie Fedosz
Katie Fedosz
Assistant Secretary

[Third Supplemental Indenture Signature Pages]

By:	/s/ Patrick Crowley
Patrick J. Crowley
Vice President

Attest:

/s/ Beverly A. Freeney
Beverely A. Freeney
Vice President

[Third Supplemental Indenture Signature Pages]